Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (this “Amendment”) effective as of January 1, 2014, is hereby made by and between Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), and Michael P. McMasters (the “Executive”).

Background Information

The parties to this Amendment (the “Parties”) entered into the Executive Employment Agreement (the “Agreement”) dated as of January 14, 2011, regarding the Executive’s employment relationship with the Company. The Parties desire to amend the Agreement in order to provide a brief extension of the Current Term, as defined therein, and to reflect and update certain other compensatory provisions within the Agreement.

Agreement

In consideration of the mutual promises and covenants contained herein, the Company and Executive hereby agree as follows:

1.	The first sentence of Section 2(b) of the Agreement shall be revised to read as follows: “Subject to Paragraph 2(c), the Current Term of this Agreement shall extend through December 31, 2015.”

2.	The first sentence of Section 5(a) of the Agreement shall be revised to read as follows: “The Company shall compensate Executive for his services hereunder during the Current Term at a rate of $440,000 per annum, or such amount as the Board may from time to time determine (“Base Compensation”), payable in installments on the Company’s regular payroll dates for salaried executives. The Base Compensation rate shall be reviewed annually and may be increased or decreased, from time to time, provided, however, that Base Compensation shall only be decreased by the Board on a good faith basis and with reasonable justification for the same, and provided further, that in the event of a Change in Control, Base Compensation shall not at any time thereafter be decreased.”

3.	Section 5(c)(i) shall be replaced in its entirety to read as follows: “(i) Chesapeake Utilities Corporation 2013 Stock and Incentive Compensation Plan. Executive shall be eligible for an incentive compensation award as granted on an annual basis by the Board during the Term of this Agreement with a target award based upon seventy-five percent (75%) of the Executive’s Base Compensation, as determined on an annual basis by the Compensation Committee of the Board of Directors in its discretion and in accordance with and subject to the terms of the Company’s 2013 Stock and Incentive Compensation Plan. For the purposes of this provision, the target award shall be made in the form of shares using the average closing price during the November 1 through December 31 period immediately preceding the grant date.”

4.	Section 5(c)(ii) shall be replaced in its entirety to read as follows: “Chesapeake Utilities Corporation Cash Bonus Incentive Plan. Executive shall be eligible for an annual cash bonus award with a target award amount equal to forty-five percent (45%) of Executive’s Base Compensation, as determined on an annual basis by the Compensation Committee of the Board in its discretion and in accordance with and subject to the terms of the Company’s Cash Bonus Incentive Plan during the Term of this Agreement.”

5.	All other provisions of the Agreement shall remain unchanged.

CHESAPEAKE UTILITIES CORPORATION

[CORPORATE SEAL]	By:

Title:

ATTEST:

Date:

EXECUTIVE:

Date: